September 22, 2017
JNAM Guidance – Maximum Growth Fund
Jackson Variable Series Trust
1 Corporate Way
Lansing, Michigan 48951

JNAM Guidance – Equity 100 Fund
Jackson Variable Series Trust
1 Corporate Way
Lansing, Michigan 48951

JNL Disciplined Growth Fund
JNL Series Trust
1 Corporate Way
Lansing, Michigan 48951

Ladies and Gentlemen:

We have acted as counsel in connection with the Plans of Reorganization (collectively, the "Plans") dated September 22, 2017, for (i) Jackson Variable Series Trust, a Massachusetts business trust ("Acquired Trust") on behalf of one of its series, JNAM Guidance – Maximum Growth Fund ("Acquired Fund I") and JNL Series Trust, a Massachusetts business trust ("Acquiring Trust") on behalf of one of its series, JNL Disciplined Growth Fund ("Acquiring Fund") and (ii) Acquired Trust, on behalf of one of its series, JNAM Guidance – Equity 100 Fund ("Acquired Fund II," together with Acquired Fund I, the "Acquired Funds," and the Acquired Funds together with Acquiring Fund, the "Funds"), and Acquiring Trust on behalf of Acquiring Fund.  The Plans describe proposed transactions (each, a "Reorganization" and collectively, the "Reorganizations") to occur as of the close of business on the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire all of the assets of each Acquired Fund in exchange for units of beneficial interest in Acquiring Fund and the assumption by Acquiring Fund of all of the liabilities of each Acquired Fund following which the Acquiring Fund units received by each Acquired Fund will be distributed by such Acquired Fund to its unit holders in liquidation and termination of such Acquired Fund.  This opinion as to certain U.S. federal income tax consequences of the Reorganizations is furnished to you pursuant to Section 7 of the Plans.  Capitalized terms not defined herein are used herein as defined in the Plans.
Each of Acquiring Trust and Acquired Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company.  Units of the Funds are redeemable at net asset value at each unit holder's option.  Since January 1, 2016, each Fund has treated and will continue to treat itself as a partnership that is not a publicly traded partnership for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3 and Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.  For purposes of this opinion, each Fund has represented that the Fund is properly classified as a partnership that is not a publicly traded partnership for federal income tax purposes.
Each of the Funds serve as a funding vehicle for variable annuity contracts and variable life insurance contracts (each, a "Contract") offered by certain insurance companies.  An insurance company establishes separate accounts (the "Separate Accounts") that in turn purchase units of Acquired Fund I, Acquired Fund II or Acquiring Fund in order to fund the insurance company's obligations under Contracts that the insurance company has written.  The units of each Fund are held exclusively by insurance companies through one or more Separate Accounts each has established and the insurance company general account.  Each Acquired Fund has represented that units of beneficial interest in such Acquired Fund are held by no more than 100 holders, and Acquiring Fund has represented that units of beneficial interest in Acquiring Fund are and will continue to be held by no more than 100 holders.1  Further, each Fund has represented that: (i) no Contract owner has the right to select or to recommend particular investments or investment strategies for the Fund or for any Separate Account; and (ii) participation in the performance of (i.e., indirect investment in) the Separate Accounts is available solely through the purchase of a Contract and is not otherwise publicly available.  Thus, for federal income tax purposes, each interest in the Fund held through a Separate Account of an insurance company is owned by the issuer of the applicable Contract, and not by the Contract owner.  References herein to "unit holders" of Acquired Fund I, Acquired Fund II or Acquiring Fund are to the separate accounts and insurance companies, each to the extent described in Treasury Regulation Section 1.817-5(f)(3), that own units in Acquired Fund I, Acquired Fund II or Acquiring Fund, respectively.
For purposes of this opinion, we have considered the Plans, the most recently filed prospectus for each Fund (collectively, the "Prospectuses"), the Proxy Statement and Prospectus filed on Form N-14, dated July 21, 2017 (the "N-14"), and such other items as we have deemed necessary to render this opinion.  In addition, you have provided us with letters dated as of the date hereof (the "Representation Letters"), representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).
In reviewing the foregoing materials, with your permission we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents.  We have further assumed that (i) all parties to the Plans and any other documents examined by us have acted, and will act, in accordance with the terms of such Plans and documents, and that the Reorganizations will be consummated pursuant to the terms and conditions set forth in the Plans without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Plans, as well as those representations contained in the Representation Letters, are true and complete.  Additionally, we understand that Acquiring Fund and Acquired Funds adopted a daily mark-to-market accounting method effective January 1, 2016 in conjunction with each Fund's election to be treated as a partnership for U.S. federal income tax purposes.  With your permission, our opinion does not take into account the Funds' accounting method.
The facts represented to us in the Representation Letters and our review of the foregoing materials support the conclusion that, based on the analysis and subject to the considerations set forth below, with respect to the Reorganizations, each Terminating Fund's (as defined below) tax basis in its assets will carry over to Continuing Fund (as defined below) and Continuing Fund's holding period in those assets will include each Terminating Fund's holding period therein.
Continuing Fund and Terminating Funds
In our view, the Reorganizations will collectively be treated as a "partnership merger" under Treasury Regulations under Section 708 of the Code.  Very generally, pursuant to the partnership merger rules, for U.S. federal income tax purposes, the combined Fund is treated as a continuation of the Fund that has the greater net asset value on the Closing Date ("Continuing Fund") and each of the other Funds is treated as terminating (each, a "Terminating Fund").
Continuing Fund's Basis and Holding Period in the Transferred Assets
With respect to the Reorganizations, each Terminating Fund will transfer all of its assets (the "Transferred Assets") to Continuing Fund in exchange for units in Continuing Fund (including fractional units, if any) ("Continuing Fund Units"), and Continuing Fund will assume all of the liabilities of each Terminating Fund.
In our view, this transfer will qualify as a contribution of property to a partnership by a partner within the meaning of Section 721(a) of the Code.  As a result, Continuing Fund's basis in the assets received from each Terminating Fund in the exchange will be determined under Section 723 of the Code, which states: "The basis of property contributed to a partnership by a partner shall be the adjusted basis of such property to the contributing partner at the time of the contribution increased by the amount (if any) of gain recognized under Section 721(b) of the Code to the contributing partner at such time."
Section 721(b) of the Code provides that gain will be realized "on a transfer of property to a partnership which would be treated as an investment company (within the meaning of section 351) if the partnership were incorporated."  The definition of an "investment company," for this purpose and more generally the rules for application of this provision, are found in the Treasury Regulations under Section 351 of the Code.2
Under Treasury Regulation Section 1.351-1(c)(1)(i), gain is not recognized on a transfer to a partnership under Section 721(b) of the Code unless "the transfer results, directly or indirectly, in diversification of the transferors' interests."  Treasury Regulation Section 1.351-1(c)(6)(i) provides: "a transfer of stocks and securities will not be treated as resulting in a diversification of the transferors' interests if each transferor transfers a diversified portfolio of stocks and securities."  In general, a portfolio of assets is so diversified if it satisfies the 25 and 50-percent tests of Section 368(a)(2)(F) of the Code, as modified by Treasury Regulation Section 1.351-1(c) (the "Diversified Portfolio Test").
Under the Diversified Portfolio Test, a portfolio of stocks and securities is diversified if "not more than 25 percent of the value of its total assets is invested in the stock and securities of any one issuer and not more than 50 percent of the value of its total assets is invested in the 'stock and securities' of 5 or fewer issuers."3  Pursuant to Treasury Regulation Section 1.351-1(c)(6)(i), Government securities are included in total assets for purposes of the denominator of the 25 and 50 percent tests (unless the Government securities are acquired to meet the Diversified Portfolio Test), but are not treated as securities of an issuer for purposes of the numerator of the 25 and 50 percent tests.  In addition, for purposes of the Diversified Portfolio Test, a "person holding stock in a regulated investment company, a real estate investment trust, or an investment company which meets the requirements of the Diversified Portfolio Test shall, except as provided in regulations, be treated as holding its proportionate share of the assets held by such company or trust."4  Each Terminating Fund has represented that the underlying funds in which it invests are regulated investment companies.  Therefore, each Terminating Fund will be treated as owning its proportionate share of the underlying funds' assets for purposes of the Diversified Portfolio Test.  Each Terminating Fund has further represented that the portfolio of assets held by such Terminating Fund is a diversified portfolio of assets within the meaning of Treasury Regulation Section 1.351-1(c)(6), taking into account the rules described above, and Acquiring Fund has represented that it expects to offer its units continuously to permitted unit holders under Treasury Regulation Section 1.817-5(f) in exchange for cash, following the Reorganizations.
As a result, under Section 723 of the Code, Continuing Fund's basis of assets transferred to Continuing Fund by each Terminating Fund in the Reorganizations will more likely than not be equal to such Terminating Fund's basis in such assets immediately prior to the Reorganizations.
Given the foregoing treatment of Continuing Fund's tax basis, Continuing Fund's holding period in the assets received from each Terminating Fund in the Reorganizations will more likely than not include such Terminating Fund's holding period in such assets, under Section 1223(2) of the Code.
Potential Application of the Disguised Sale Rules
Notwithstanding the above, we note that if or to the extent the transfer of the Transferred Assets in connection with the Reorganizations were treated as a "disguised sale" under Section 707(a)(2)(B) of the Code, such transfer would be treated as a sale or exchange of the Transferred Assets rather than a contribution of property under Section 721(a) of the Code, in which case Continuing Fund's basis in the Transferred Assets would be the assets' fair market value and the holding period would not include the applicable Terminating Fund's holding period in such assets.
Section 707(a)(2)(B) of the Code could possibly apply in lieu of Section 721(a) of the Code where a person transfers property to a partnership for which property the person receives or is deemed to receive cash or other consideration.  Pursuant to Treasury Regulation Section 1.707-3(b)(1), such a disguised sale occurs if, based on all the facts and circumstances, (i) a transfer of cash to the person transferring the property to the partnership would not have been made but for the transfer of property and (ii) in cases in which the transfers of property and cash are not made simultaneously, the subsequent transfer is not dependent on the entrepreneurial risks of partnership operations.  Acquired Trust has represented that unit holders of each Acquired Fund will receive no consideration other than Acquiring Fund units in connection with the Reorganizations.5  However, as an open-end fund, Acquiring Fund is required to redeem units for cash or other consideration upon the demand of unit holders,6 and if a transfer of property to the partnership and transfer of cash to the partner are made within two years of each other, the transfer is presumed to be a disguised sale unless the facts and circumstances clearly establish otherwise.7  The regulations set forth a list of factors relevant to a determination of whether a disguised sale has occurred that we believe do not point towards a disguised sale in these circumstances. 8  It is worth noting that in this context a person transferring property to Acquiring Fund has the same rights of redemption as all holders of interests in Acquiring Fund, and prior to any redemption will share in the performance of Acquiring Fund in the same manner as all other unit holders.  Furthermore, the unit holders of the Funds have represented that they have no plan or intention (i) to redeem Acquiring Fund units (including units held by them prior to the Reorganizations and received by them in the Reorganizations), either directly or indirectly, in connection with the Reorganizations or (ii) to otherwise redeem Acquiring Fund units after the Reorganizations other than in the ordinary course of business in connection with making required payments on the Contracts or to effect requests by Contract holders to reallocate the value of their Contracts among investment options as permitted by the Contracts.  Nonetheless, there is no guidance regarding how to apply the facts and circumstances test to an open-end investment management company that transfers cash to partners in connection with the redemption of units within two years following a transfer of property to the partnership.9
 Consequently, we express no opinion as to whether Section 707(a)(2)(B) of the Code may apply to treat as a sale any portion of the Reorganizations.  That said, we believe that in the absence of unusual facts pointing to specific situations implicating the disguised sale rules (i.e., redemptions of Acquiring Fund units in connection with the Reorganizations), of which we are unaware, the better view is that transfers of cash from Acquiring Fund upon ordinary course redemptions in accordance with the terms of sections 2(a)(32) and 22(e) of the 1940 Act following the Reorganizations are most likely not disguised sales.
Opinion
With respect to the Reorganizations, based on and as described in the foregoing, and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes:
(i)
Under Section 723 of the Code, Continuing Fund's tax basis in the assets of each Terminating Fund transferred to Continuing Fund in the Reorganizations will more likely than not be the same as such Terminating Fund's tax basis in such assets immediately prior to the Reorganizations; and

(ii)
Under Section 1223(2) of the Code, Continuing Fund's holding periods in the assets received from each Terminating Fund in the Reorganizations will more likely than not include such Terminating Fund's holding periods in such assets;

This opinion does not address the tax consequences of the Reorganizations to Acquired Fund I unit holders, Acquired Fund II unit holders or Acquiring Fund unit holders.  As noted above, this opinion does not address or take into account the Funds' use of the mark-to-market method of accounting as described above.  This opinion assumes that each Fund is properly classified as a partnership that is not a publicly traded partnership for federal income tax purposes.  However, we note that if the Acquired Funds and Acquiring Fund were treated as corporations for federal income tax purposes and the combination of each Acquired Fund and the Acquiring Fund were treated as a reorganization under Section 368(a) of the Code, or if only the Acquired Funds were treated as corporations for federal income tax purposes (and Acquiring Fund had no Section 754 election in place), the same consequences with respect to the basis and holding period of the Transferred Assets in the hands of the Acquiring Fund would result as are described above with respect to the Continuing Fund.
You should recognize that our opinions are not binding on the IRS.  No ruling has been or will be obtained from the IRS as to the subject matter of the above opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.
Our opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions and other applicable authority, all as in effect on the date of this opinion.  The legal authorities on which this opinion is based may be changed at any time.  Any such changes may be retroactively applied and could modify the opinions expressed above.  We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.
Very truly yours,

/s/Ropes & Gray LLP

Ropes & Gray LLP

1 For purposes of this representation, the holder of Acquiring Fund units held through one or more separate accounts of an insurance company is the insurance company.
2  See General Explanation of the Tax Reform Act of 1976 (H.R. 10612, 94th Congress, Public Law 94-455) prepared by the Joint Committee on Taxation, December 29, 1976, at 657.
3 Section 368(a)(2)(F)(ii).  For this purpose cash and cash items (including receivables) and, to the extent provided in Treasury Regulations, assets acquired (through incurring of indebtedness or otherwise) for purposes of meeting (or failing to meet) the Diversified Portfolio Test are excluded.  Section 368(a)(2)(F)(iv).
4 Section 368(a)(2)(F)(ii).
5 For U.S. federal income tax purposes, Continuing Fund is treated as assuming all the liabilities of each Terminating Fund in connection with the Reorganizations.  In certain circumstances, an assumption of liabilities by a partnership in connection with the transfer of property by a partner to the partnership could be treated as a transfer of consideration to the partner, thus potentially giving rise to a disguised sale.  Treasury Regulation Section 1.707-5(a).  However, if (i) all the assets used in a trade or business are transferred to a partnership and (ii) liabilities assumed by the partnership were incurred in the ordinary course of such trade or business, such assumption of liabilities will not give rise to a disguised sale.  Treasury Regulation Section 1.707-5(a)(6)(D).  In the case of the Reorganizations, for U.S. federal income tax purposes, each Terminating Fund is treated as transferring all of its assets to Continuing Fund. Acquired Trust has represented that the liabilities of each Acquired Fund as of the Closing Date and the liabilities, if any, to which the assets held by each Acquired Fund as of the Closing Date are subject were incurred by such Acquired Fund in the ordinary course of its business.  Acquiring Trust has represented that the liabilities of Acquiring Fund as of the Closing Date and the liabilities, if any, to which the assets held by Acquiring Fund as of the Closing Date are subject were incurred by Acquiring Fund in the ordinary course of its business.
6 See Sections 2(a)(32) and 22(e) of the 1940 Act.
7 Treasury Regulation Section 1.707-3(c).  In addition, when the transfer of property and the transfer of cash occur within two years of each other, the transfers must be disclosed to the IRS.  Treasury Regulation Sections 1.707-3(c)(2) and 1.707-8.
8 Treasury Regulation Section 1.707-3(b)(2).  These factors include: (i) the timing and amount of a subsequent transfer are determinable with reasonable certainty at the time of an earlier transfer; (ii) the transferor has a legally enforceable right to the subsequent transfer; (iii) the partner's right to receive the money is secured; (iv) a person has made or is legally obligated to make contributions to the partnership in order to permit the partnership to make the transfer of money; (v) a person has loaned or has agreed to loan the partnership money to enable the partnership to make the transfer; (vi) the partnership has incurred or is obligated to incur debt to permit it to make the transfer of money; (vii) the partnership holds money or other liquid assets, beyond the reasonable needs of the business, that are expected to be available to make the transfer of money; (viii) partnership distributions, allocations or control of partnership operations is designed to effect an exchange of the burdens and benefits of ownership of property; (ix) the transfer of money by the partnership to the partner is disproportionately large in relationship to the partner's general and continuing interest in partnership profits; and (x) the partner has no obligation to return or repay the money to the partnership.  It is not clear whether ordinary course redemptions should properly be treated as disguised sales.   See e.g. Rev. Rul. 99-58, 1999-2 CB 701 (ruling that redemptions of stock by a corporation pursuant to an ordinary course stock repurchase plan following a reorganization are not taken into account for purposes of meeting the continuity of proprietary interest requirement applicable to tax-free reorganizations).
9 In addition, it is not clear whether reallocations of partnership liabilities should be treated as deemed contributions to (in cases where a partner share of liabilities increases due to the reallocation), and distributions from (in cases where a partner's share of liabilities decreases due to the reallocation) the partnership, and therefore as transfers of consideration that could give rise to a disguised sale.  In proposed regulations under Section 707, the Service has taken the view that such deemed contributions and distributions should not be treated as resulting in transfers of consideration for purposes of the rules governing the disguised sale of a partnership interest.  See, Section 707 Regarding Disguised Sales, Generally, 2004-2 C.B. 1009, 1010 (published in the Federal Register on November 26, 2004).  However, the proposed regulations were subsequently withdrawn.  See, Withdrawal of Notice of Proposed Rulemaking, 74 Fed. Reg. 3508, 3509 (January 21, 2009).